Exhibit 99.1

THE SHARPER IMAGE®
650 Davis Street
San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE
May 19, 2005

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS FIRST QUARTER RESULTS,

PROVIDES OUTLOOK FOR SECOND QUARTER AND FISCAL YEAR

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported revenues and net results for the first quarter of its fiscal year ending January 31, 2006. The Company also provided its outlook for the second quarter and for the current fiscal year ending January 31, 2006.

First Quarter Highlights

For the first quarter ending April 30, 2005, total Company revenues were $144.9 million compared to last year’s $156.4 million, a decrease of seven percent; last year’s first quarter revenue increase was 34 percent. The company reported a net loss in the first quarter of $4.6 million, or $0.30 per share, compared to net earnings of $1.9 million, or $0.12 per diluted share, in last year’s first quarter. Total store sales in the first quarter were $78.3 million compared to $81.4 million reported in last year’s first quarter, a decrease of four percent; last year’s first quarter increase was 26 percent. First quarter comparable store sales decreased 16 percent, compared to an increase of eight percent reported in last year’s first quarter. Total catalog sales/direct marketing sales (including wholesale) were $39.7 million in the first quarter compared to last year’s $45.1 million, a decrease of 12 percent; last year’s first quarter increase was 40 percent. Internet sales in the first quarter were $23.2 million, compared to last year’s $26.2 million, a decrease of 12 percent; last year’s first quarter increase was 58 percent. During the first fiscal quarter, the Company opened six new stores, and remodeled three existing stores.

Operational Discussion and Outlook

“Our net loss for the quarter of $0.30 per share, while disappointing, was in line with our guidance,” said Richard Thalheimer, founder, chairman and chief executive officer. “This first quarter was challenging as we faced comparisons to last year’s large sales increases and, like many other retailers, we have been affected by sluggish consumer spending. Our balance sheet continues to be strong, with no debt outstanding.

“Given the current trends in our business, our guidance for the second quarter ending July 31, 2005, is for a net loss per share in the range of $0.40 to $0.45. We also are updating our outlook for the current fiscal year ending January 31, 2006, for earnings in the range of $0.00 to $0.30 per diluted share.

“In fiscal 2005, which we view as a transition year, the Company remains focused on controlling both the level and the growth of expenses in every part of our business. We also are focused on strengthening our distinctive product selection. We are responding to an increasingly competitive landscape by redoubling our efforts to attract customers with unique and exclusive Sharper Image proprietary and Sharper Image branded merchandise, including a line-up of products for iPods and other MP3 players. Looking forward, we anticipate that the introduction of new merchandise assortments beginning in the third quarter will contribute to improving trends in the second half of the year,” concluded Mr. Thalheimer.

Conference Call for first quarter’s results

Interested parties are invited to listen May 19, 2005, to a live conference call discussing results for the first quarter ended April 30, 2005, as well as outlook for the second quarter and fiscal year, at 1:30 PM Pacific, 4:30 PM Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A replay of the conference call will be available starting at 7:30 PM Eastern time, May 19 to 12:00 Midnight, Eastern time, May 24, by dialing 800-642-1687 and entering code number 6279934. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 6279934.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 183 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 97 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.